Exhibit 10.39

[Penthouse Magazine Letterhead]

September 11, 2007 (the “Effective Date”)

Mr. Ezra Shashoua

3990 NW 52nd Place

Boca Raton, FL  33496

Re:

Consulting Agreement (the “Agreement”)

Dear Ezra:

This Agreement sets forth the terms pursuant to which you (“Consultant”) will provide consulting services to Penthouse Media Group Inc. Inc., a Nevada corporation (the “Company”) and its affiliates.

1.

Term and termination.  This Agreement’s term shall run from the Effective Date until such time as the Company notifies Consultant in writing that its consulting services are no longer required (the “Term”) or consultant becomes an employee of the company pursuant to the terms of the offer letter dated September 6, 2007.

2.

Services.

a.

Nature.  Consultant will provide the following services to the Company (all collectively, the “Services”):

1.

Acting Chief Financial Officer.  Advise and consult with the Company on any and all financial matters concerning the Company’s actual and prospective transactional and other matters.

2.

General.  Work and coordinate with other Company consultants and employees at the Company’s request, and provide all other services as may be reasonably requested from time to time by the Company.

b.

Time commitment.  During the Term, Consultant will devote sufficient time to the Services to perform them to the standards set forth in Section 2.c.

c.

Performance standards.  Consultant will provide all Services using best efforts. Consultant will render all Services in a professional, timely and workmanlike manner.  The Company reserves the absolute right in its sole discretion to approve or reject any and all of Consultant’s recommendations, programs, strategies, cross-promotional opportunities and proposals, and portions thereof, for any reason or for no reason.  The Company is entitled to use or not use Consultant’s work product, in whole or in part, and all such work product shall be deemed as of its creation the exclusive intellectual property and confidential information of the Company.

INITIALS:  COMPANY  /s/ DS

CONSULTANT /s/ ES

Penthouse Media Group, Inc.

Corporate Office:  6800 Broken Sound Parkway, Suite 100, Boca Raton, FL  33487 . 561×.912×7038 Fax: 561×912×7038

New York Office:  2 Penn Plaza, Suite 1125, New York, NY  10121. 212×702-6000. Fax:  212×702×6262

Consultant agrees to execute all work made for hire, assignment and other documents and perform all acts at the Company’s request to confirm and effect the intent and purpose of this Agreement. Consultant acknowledges familiarity with the policies set forth in the Company’s Employee Manual (e.g., anti-sexual harassment, anti-discrimination) and will abide by them.

3.

Independent contractor status.  During the Term, Consultant shall he deemed for all purposes an independent contractor and not an employee, agent, joint venturer or partner of the Company.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Consultant or any of its principals, employees, representatives or agents. The Company is not obligated to extend health insurance, life insurance, disability, other employee benefits or other perquisites customarily provided to its own employees.  Consultant shall not at any time act or hold itself out to the public or the trade as an agent or employee of the Company.  For income tax purposes, Consultant shall as the Company deems necessary receive a Form 1099 or other appropriate tax-related documents for its services as a consultant, and Consultant shall be responsible for its own taxes associated with its performance of the Services and receipt of payments pursuant to this Agreement.

4.

Compensation; expense reimbursement; invoicing; timesheets; etc.

a.

Compensation.  Company shall compensate Consultant for its Services at the rate of $200,000 annually or $8333.33 semi-monthly.

b.

Reimbursement of business expenses.  Consultant’s reasonable expenses incurred directly on behalf of the Company while providing the Services will be reimbursed by the Company within thirty (30) days of receipt from Consultant’s request accompanied by sufficient back-up documentation. Consultant agrees to use the Company’s standard reimbursement forms and procedure for such purpose. Consultant shall send its expense reimbursement requests to the Company to the physical mailing address above or to the Company’s Controller at fmatasavage@pmgi.com, or to another address specified by the Company from time to time for such purpose.

c.

Invoicing.  Consultant agrees to invoice the Company monthly for its Services.  .  The Company shall pay each Consultant invoice within thirty (30) days of its receipt by the Company. Consultant shall send its invoices to the Company to the physical address above or to the Company’s Controller at fmatasavage@pmgi.com, or to another address specified by the Company from time to time for such purpose.

d.

No other compensation or consideration.  Except as expressly provided in the foregoing provisions of this Section 4, Consultant shall not be entitled to any compensation or consideration from the Company for or otherwise concerning or relating to Services.

e.

No brokers or headhunters.  Consultant acknowledges that no brokers or headhunters are entitled to fees for Consultant’s introduction to or engagement by Company.

5.

Geographic location.  Consultant may render the Services from one or more locations of Consultant’s choosing. Consultant shall bear its own costs for securing or maintaining appropriate workspace and resources.

6.

Intellectual property.  All inventions, trade secrets, works of authorship and other intellectual property created by Consultant in part or in whole during and in connection with its engagement as a consultant with the Company, using Company resources, or otherwise related to the actual or prospective businesses or interests of the Company, shall be owned exclusively by the Company. Consultant agrees to execute and deliver promptly, at the Company’s expense, all assignments and other documents requested by the Company to confirm the Company’s ownership of such intellectual property.  Consultant hereby waives any and all moral rights it may have in such intellectual property.  Consultant agrees that any inventions, products, processes, apparatus, designs, improvements,

INITIALS:  COMPANY /s/ DS

CONSULTANT /s/ ES

or business related suggestions and information, conceived, discovered, made or developed by Consultant, solely or jointly with others, after termination of this Agreement that are based on the Company’s trade secrets or confidential information shall belong to the Company and Consultant hereby assigns any and all rights in such items to the Company.  Consultant fully and promptly will disclose to the Company all inventions, products, processes, apparatus, designs, improvements, or material business-related information which it may, solely or jointly with others, conceive, discover, make or develop during the Term.  Company and Consultant agree that this Agreement does not require or contemplate assignments of any inventions, trade secrets, works of authorship and other intellectual property which qualify fully and expressly for protection under Section 2870 of the California Labor Code (reproduced for convenient reference as Exhibit A to this letter).

7.

Confidential information; non-compete.

a.

As a result of this independent contractor relationship with the Company, Consultant will have access to “confidential information” of and about the Company (and the Company’s affiliates, which shall be deemed included in references to “Company” for purposes or this Section 7) and its business.  Consultant agrees that it will not at any time use for its own benefit, or directly or indirectly divulge or communicate to any person, firm, corporation or entity, any confidential information concerning the Company and its business, which was disclosed to or acquired by Consultant at any time during or prior to the Term, except upon direct written authority of Marc Bell, Daniel C. Staton, the Company’s Chief Operating Officer, or the Company’s General Counsel.  Consultant specifically agrees that all confidential information matters affecting or relating to the Company’s business obtained by Consultant during its independent contractor relationship is deemed to be included within the terms of this paragraph and to constitute important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its goodwill. Without limiting the foregoing, “confidential information” as used herein, means information which includes, but is not limited to, the names, buying habits or practices of any of the Company’s customers; marketing methods and related data; the names of any vendors or suppliers; costs of materials; the prices the Company obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in the Company’s business; operational, marketing and fundraising strategies; production techniques; production and programming strategies; compensation paid to employees and other terms of employment, merchandising or sales techniques; contracts and licenses; business systems; computer programs; actual or prospective corporate transactions; or any other confidential information of, about, or concerning the business of the Company, its manner of operation, or other confidential data of any kind.

b.

Consultant covenants and agrees that it will not (i) use such confidential information, membership lists, records, or systems except in furtherance of the Company’s interests and its rendering of the Services; or (ii) disclose to third persons or entities such confidential information who are not bound by confidentiality agreements for the benefit of the Company or for reasons other than in furtherance of the Company’s interests.

c.

Information that (i) has been or is later received from a source independent of the Company who is not known to Consultant to be bound by a confidentiality agreement or other legal or fiduciary obligation of confidentiality or (ii) is or becomes generally known to the public other than by reason of Consultant’s breach of these confidentiality undertakings, shall as of the occurrence of such circumstance no longer be subject to the use and disclosure restrictions contained in this Agreement.

d.

Consultant’s disclosure of confidential information as required by law shall not constitute a breach of this Agreement, provided that Consultant (i) promptly notifies the Company in writing of such requirement (unless such notification violates the order of a governmental body or is otherwise prohibited by law); (ii) cooperates with the Company in efforts to obtain a protective order or other appropriate remedy to protect confidential information against unauthorized use or disclosure, at the Company’s request and expense; and (iii) does not in any event disclose more confidential information than required.

e.

If the Company so requests, Consultant promptly shall return to the Company or destroy, or irretrievably delete, as specified by the Company, any and all of the Company’s confidential information, and documents which contain such information, together with all copies, extracts, notes or summaries thereof.

INITIALS:  COMPANY /s/ DS

CONSULTANT /s/ ES

f.

During the Term, Consultant agrees not to render Services to any person or entity within the adult entertainment field without the Company’s prior written consent, granted or withheld in the Company’s sole discretion.

8.

Termination or expiration.  Upon expiration or termination of this Agreement for any reason, Consultant will surrender to the Company all property, security credentials and other items used by Consultant in connection with its rendering of the Services.  The following provisions of this Agreement shall survive its expiration or termination: Sections 7.a. through 7.d., (but such Sections only for a period of five (5) years after such termination or expiration), Section 7.e., this Section 8, and Sections 9-14.

9.

Personal Services.  Consultant understands and agrees that the Company has entered into this Agreement because Consultant will furnish its personal services, and that Consultant is personally and uniquely qualified to render the Services on behalf of Consultant. Accordingly, Consultant agrees that it will not delegate the responsibility of providing such Services to the Company pursuant to this Agreement.  Consultant may not otherwise assign, delegate or transfer its obligations under this Agreement.  The Company may assign or otherwise transfer this Agreement to its affiliates, subsidiaries or other successors to all or substantially all assets of the Company.  Any purported assignment, transfer or delegation in violation of this provision shall be void.  Should Consultant be unable to perform the Services due to its death, disability or other incapacitation, Consultant shall provide written notice to the Company immediately.

10.

Notices. Any notice which a party hereto is required to give or may desire to give in connection with this Agreement shall be in writing and delivered by hand and deemed given upon receipt; by an overnight delivery service recognized in the U.S. and deemed given two (2) days after due deposit therewith; or by telecopy and deemed given upon recipient’s confirmation of receipt, addressed as follows (or to other coordinates a recipient party has specified in writing by giving notice thereof):

If to Consultant:	If to the Company:

Mr. Ezra Shashoua	Penthouse Media Group, Inc.
3990 NW 52nd Place	6800 Broken Sound Parkway NW, Suite 100
Boca Raton, FL 33496	Boca Raton, FL 33487 USA
Tel:	Attention: General Counsel
Fax:	Tel: (561) 912-7000
Fax: (561) 912-1747

11.

Severability/savings.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.  However, before severing any such illegal provision, such court may modify it to the extent necessary to render it enforceable at law or in equity.

12.

Choice of law; choice of forum; service of  process.  This Agreement shall be governed by the laws of the State of Florida applicable to agreements made and wholly performed therein.  All claims arising under or otherwise relating to this Agreement shall be brought only in the courts residing in the State of Florida, Palm Beach or Broward Counties.  Each party waives all objections to such venue and consents to personal jurisdiction of such courts for purposes of this Agreement.  Any service of legal process in any such action or proceeding may, among other methods, be served upon Consultant by delivering it or mailing it, by registered or certified mail, or by recognized international courier, addressed to it at the notice address then designated by it in Section 10, and such service shall be deemed to have the same force and effect as personal service within the State of Florida.

13.

General provisions.  Except as provided expressly herein, this Agreement represents the entire agreement between both parties, and no changes, alterations or deviation shall be recognized as valid unless such changes, alterations or deviations have been embodied in a new and superseding written agreement signed by both parties. Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to the relationship between the parties have been made by any party, or anyone acting on

INITIALS:  COMPANY /s/ DS

CONSULTANT /s/ ES

behalf or any party, which are not embodied herein and that no other agreement, statement or promise regarding performance of services not contained in this Agreement shall be valid or binding regarding the subject matter of this Agreement.  This Agreement cannot be amended other than by a written instrument executed by both parties.  This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Failure by either party to insist on performance by the other of any term or obligation of this Agreement shall not be construed as a waiver of that party’s right to demand such performance at a later time.  Captions and headings in this Agreement are for convenience and do not alter the terms of this Agreement in any way.

14.  Company shall indemnify consultant for any claims made against consultant by third parties arising out of the Services performed hereunder as if contractor was an employed officer of the company.

If Consultant is in agreement with the foregoing, kindly so indicate by signing and dating and initialing this Agreement in the appropriate spaces and returning it to us.

Very truly yours,		AGREED AND ACCEPTED

PENTHOUSE MEDIA GROUP INC.		Ezra Shashoua

/s/ Daniel C. Slaton		/s/ Ezra Shashoua
By: Daniel C. Slaton
Its: Chairman

Date:	9/11/07	Date:	9/11/07

INITIALS:  COMPANY /s/ DS

CONSULTANT /s/ ES